CONSENT OF EXPERT

October 12, 2023

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re: Fury Gold Mines Limited (the "Company")
Amendment No. 1 to Registration Statement on Form F-10 dated October 12, 2023 (the "Registration Statement")

I, Maxime Dupéré, P.Geo., hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  Technical Report on the Eau Claire Project, Québec, Canada, dated August 30, 2023,

and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.  This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Yours truly,

/s/ Maxime Dupéré

Maxime Dupéré, P.Geo.